Exhibit 99.1

The Babcock & Wilcox Company Names

Mr. Larry L. Weyers to Board of Directors

(CHARLOTTE, N.C. – December 14, 2010) – The Babcock & Wilcox Company (B&W) (NYSE:BWC) announced today that it has named Mr. Larry L. Weyers to its Board of Directors. Mr. Weyers, who served as Chief Executive Officer of Integrys Energy Group, Inc. (previously WPS Resources Corp.) from 1998 until 2008, recently retired as Chairman of the Board.

“Larry brings a wealth of experience in the nuclear and fossil fuel power generation industries and possesses substantial corporate leadership and governance skills,” said B&W President and Chief Executive Officer Brandon C. Bethards. “I’m pleased that he has accepted our invitation to serve on the B&W Board of Directors.”

During his career, Mr. Weyers held various management positions at Chicago-based utility Commonwealth Edison. He joined Wisconsin Public Service in 1985, and became the company’s Chief Operating Officer in 1995, a position he held until he was named CEO. Mr. Weyers has a bachelor’s degree in mathematics from Doane College, a master’s degree in nuclear engineering from Columbia University and a master’s degree in business administration from Harvard Business School.

About B&W

Headquartered in Charlotte, N.C., The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets, as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 12,000 people, in addition to approximately 10,000 joint venture employees. Learn more at www.babcock.com

#    #    #

Media Contact:	Investor Contact:
Jud Simmons	Michael P. Dickerson
Public Relations Manager	Vice President and Investor Relations Officer
434.522.6462 — hjsimmons@babcock.com	704-625-4944 — investors@babcock.com

the babcock & wilcox company